Exhibit 99.1

Daleco Resources Subsidiary Files Patents

West Chester, PA March 11, 2013 – Daleco Resources Corporation (OTCQB: DLOV) announced that its wholly owned subsidiary, Clean Age Minerals, Inc. has filed for patent protection covering certain application aspects of its "CA-Series" technology to treat industrial wastewaters associated with oilfield, mine, and industrial process operations. The applied-for treatment methods provide unique advantages over technologies presently in use. Specifically, during laboratory and field tests, the Company's CA-Series products have proven to be effective in treating contaminants including heavy metals, hydrocarbons, and other hazardous materials that are encountered in wastewater discharges from industrial processes and energy production operations as well as from agricultural run-off.

Michael D. Parrish, CEO of Daleco, commented "Despite the need for significant advances in ‘Clean Technologies’, industries have been unable to fully address the emerging issues of water reuse and conservation. Existing technologies typically employ chemicals and / or require significant energy consumption to process the targeted wastewater streams. While these processes all have merit, they have not been able to provide the ‘Total Solution’ and in fact may result in environmentally sensitive byproducts. We believe that the treatment methods developed by Clean Age Minerals using our naturally occurring non-hazardous materials can provide a potential solution to reach that final wastewater treatment objective. As such, it is our intent to continue to develop practical treatment applications and protect these advances in clean water technologies.”

Robert E. Martin, President of Clean Age Minerals stated “These filings build upon Clean Age Mineral’s original patent and represents the first step in a planned series of filings designed to establish an intellectual property platform to protect our proprietary knowledge and its potential commercial applications which have been developed over the past two decades."

Daleco Resources is a natural resource company with operating subsidiaries active in oil and gas, industrial minerals, and environmental remediation technologies. For further information on Daleco and clean age technologies, please visit www.dalecoresources.com.

Safe harbor for Forward-looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product price volatility, product demand, market competition, and risk inherent in the Company's operations, imprecision in estimating product reserves and the Company's ability to replace and expand its holdings.